UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 Lake Carillon Drive, Suite 318, St. Petersburg, FL 33716

(Address of principal executive offices, including Zip Code)

(727) 304-5666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIH	The Nasdaq Stock Market LLC

8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	PIHPP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.02 Results of Operations and Financial Condition

On November 16, 2020, 1347 Property Insurance Holdings, Inc. (the “Company”) announced its third quarter 2020 financial results. Attached as Exhibit 99.1 is a copy of the press release.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 2.02 and Exhibit 99.1 are “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On November 6, 2020, the Board of Directors (the “Board”) of the Company appointed the Interim Chief Executive Officer of the Company, Larry G. Swets Jr., to serve as the Company’s Chief Executive Officer (“CEO”), effective November 10, 2020. A copy of the public announcement regarding such appointment is included in the press release furnished hereto as Exhibit 99.1 and issued on the date hereof.

Mr. Swets, who has served as a director on the Board since November 2013, had been appointed to serve as the Company’s Interim Chief Executive Officer on June 17, 2020. Biographical information regarding Mr. Swets is set forth in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2020 and in our proxy statement filed with the SEC on October 30, 2020.

Executive Employment Agreement with Mr. Swets

In connection with Mr. Swets’ appointment as CEO, the Company entered into an executive employment agreement with Mr. Swets, dated and effective as of November 10, 2020 (the “Swets Agreement”). The Swets Agreement has a three-year term and is subject to automatic three-year renewals, unless either party provides 60 days’ prior written notice of his or its intention, as applicable, not to renew such term.

Under the Swets Agreement, Mr. Swets is entitled to an annual base salary of $550,000 until such time as the Board determines future compensation based on Swets’ performance or other merit-based criteria. Mr. Swets is also entitled to receive, subject to availability under the Company’s 2018 Equity Incentive Plan, up to 250,000 shares of Company restricted common stock or restricted stock units and Company stock options, subject to vesting criteria (including performance conditions) to be mutually agreed between Mr. Swets and the Company prior to December 31, 2020. To the extent the terms of such Company restricted common stock or restricted stock units or Company stock options are not mutually agreed between the parties by such date, Mr. Swets may elect to resign as CEO and would be entitled to severance consisting of six months’ pay of his annual base salary, to be paid by the Company prior to March 15, 2021.

In the event that the Company terminates Mr. Swets without cause, subject to Mr. Swets execution of a general release of waiver and claims in favor of the Company and such general release becoming fully irrevocable, Mr. Swets will be entitled to severance consisting of two years of annual base salary continuation and benefits continuation to the extent permitted by, and in accordance with, the Company’s applicable health and welfare plans. In the event that the parties mutually agree to terminate Mr. Swets’ employment regardless of the reason, subject to Mr. Swets’ execution of a general release and such general release becoming fully irrevocable, Mr. Swets will be entitled to severance consisting of one year of annual base salary continuation and benefits continuation to the extent permitted by, and in accordance with, the Company’s applicable health and welfare plans. The Company has agreed to purchase a disability insurance policy and life insurance policy as soon as practicable following the execution of the Swets Agreement on such terms as are appropriate for a chief executive officer of a publicly traded company registered with the SEC and listed for trading on a national securities exchange.

The Swets Agreement provides that Mr. Swets is subject to post-termination confidentiality covenants.

As a result of the Swets Agreement, the consulting agreement previously entered into on June 18, 2020, as described in the Form 8-K filed by the Company with the SEC on June 23, 2020, has been terminated in accordance Section 2.4 of the Swets Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Swets Agreement, filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated November 10, 2020, by and between Larry G. Swets, Jr. and 1347 Property Insurance Holdings, Inc.

99.1	Press Release Issued by the Company on November 16, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1347 PROPERTY INSURANCE HOLDINGS, INC.

Date: November 16, 2020	By:	/s/ John S. Hill
	Name:	John S. Hill
	Title:	Executive Vice President, Secretary and Chief Financial Officer